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                                                                    EXHIBIT 99.2
FOR IMMEDIATE RELEASE


                     WESCO FINANCIAL CORPORATION COMPLETES
               ACQUISITION OF CORT BUSINESS SERVICES CORPORATION

     PASADENA, Calif. and FAIRFAX, Va., March 3, 2000 - Wesco Financial Corporation (AMEX:WSC) and CORT Business Services Corporation announced today the completion of the acquisition of CORT by the merger of C Acquisition Corp., an indirect wholly owned subsidiary of Wesco, into CORT. The merger follows a cash tender offer by C Acquisition Corp. for all of the outstanding shares of CORT at $28.00 per share which was completed on February 17, 2000. As a result of the merger, which was effective today, each share of common stock of CORT not owned by Wesco or its subsidiaries was converted into the right to receive $28.00 per share in cash, subject to dissenter's rights.

     CORT, through its wholly owned subsidiary, CORT Furniture Rental Corporation, is the leading provider of rental furniture, accessories, and related services in the "rent-to-rent" segment of the furniture industry.

     Wesco is a holding company engaged principally, through its subsidiaries, in the property and casualty insurance and the steel service center businesses. It is a publicly traded, 80.1% subsidiary of Berkshire Hathaway Inc. (NYSE:
BRK.A and BRK.B), which is a holding company whose subsidiaries engage in a number of diverse businesses.

FOR FURTHER INFORMATION CONTACT;

Wesco Financial Corporation

     Marc D. Hamburg - (402) 346-1400

CORT Business Services Corporation

     Mark Semer - (212) 521-4800